Exhibit 10.5
EXECUTION COPY
AMENDMENT NO. 1
TO CREDIT AGREEMENT
AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of June 17, 2011, among Warnaco of Canada Company, a Nova Scotia unlimited liability company (the “Borrower”), the affiliates of the Borrower party hereto, the Lenders (as defined in the Credit Agreement described below) party hereto and Bank of America, N.A., as Administrative Agent and Collateral Agent (each as defined in the Credit Agreement described below).
WHEREAS, the Borrower, The Warnaco Group, Inc., a Delaware corporation (“Group”), as a guarantor, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated (as successor by merger to Banc of America Securities LLC) (“Merrill Lynch”) and Deutsche Bank Securities Inc. (“DBSI”), as joint lead arrangers and joint book managers, and DBSI, as sole syndication agent for the Lenders and the Issuers, entered into a certain Credit Agreement, dated as of August 26, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders and the Issuers have agreed, subject to certain terms and conditions, to make revolving credit borrowings to the Borrower and to issue or to cause the issuance of letters of credit for the account of the Borrower;
WHEREAS, the Borrower has informed the Administrative Agent that the U.S. Borrower, Calvin Klein Jeanswear Company (the “CK Borrower”) and Warnaco Swimwear Products Inc. (the “Swimwear Borrower”, and together with the Borrower and the CK Borrower, collectively, the “Term Borrowers”), as borrowers, intend to enter into a U.S.$200,000,000 term loan facility with various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such financial institutions, which term loan facility will be guaranteed by Group and the direct and indirect domestic subsidiaries of Group (other than the Term Borrowers), including the U.S. Subsidiary Guarantors (other than the Term Borrowers);
WHEREAS, the Borrower, the Requisite Lenders, the Administrative Agent and the Collateral Agent desire to amend certain provisions of the Credit Agreement to, among other things, permit Group, the Term Borrowers and the other U.S. Subsidiary Guarantors to enter into the term loan facility described above;

NOW, THEREFORE, subject to the conditions precedent set forth in Section 6 hereof, the Borrower, the Guarantors, the Requisite Lenders, the Administrative Agent and the Collateral Agent hereby agree as follows:
SECTION 1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.
SECTION 2. AMENDMENTS TO CREDIT AGREEMENT.
2.1 Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions (if already included in Section 1.1) and adding the following definitions in the appropriate alphabetical location (if not already included in Section 1.1):
“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries on a consolidated basis prepared in conformity with Agreement Accounting Principles, excluding (i) interest capitalized during construction, (ii) amounts expended on leasehold improvements for which such Person has received a commitment of reimbursement from the landlord; provided, that if any such amount is not reimbursed within six months after the expenditure (the “Reimbursement Expiration Date”), such amount will be counted towards Capital Expenditures as if such amount had been expended on the Reimbursement Expiration Date, (iii) amounts credited to, or received by, any Warnaco Entity in connection with a substantially contemporaneous trade in, (iv) any expenditures in connection with the replacement, substitution, or restoration of fixed assets to the extent made with the proceeds of an Asset Sale of fixed assets or a Property Loss Event (as defined in the U.S. Facility) with respect to fixed assets, in each case, within 180 days of the date of receipt of proceeds from such Asset Sale or Property Loss Event (as defined in the U.S. Facility) and (v) any portion of expenditures attributable to the acquisition of property, plant and equipment which are part of a Permitted Acquisition.
“Capital Lease” means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with Agreement Accounting Principles as in effect on the Closing Date.
“Cash on Hand” means an amount equal to the amount of cash and Cash Equivalents on deposit in the Cash Collateral Accounts less the aggregate amount of accounts payable and other unpaid expenses of the Warnaco Entities which, in Group’s reasonable judgment, are in excess of ordinary course accounts payable and unpaid expenses as certified in a certificate of a Responsible Officer of Group delivered to the Administrative Agent prior to the prepayment of any Term Loans.

“Change of Control” means any of the following: (a) Group shall at any time cease to have legal and beneficial ownership of 100% of the capital stock of the U.S. Borrower, or, directly or indirectly, any other Loan Party (except if such other Loan Party shall be disposed of pursuant to an Asset Sale permitted by Section 8.4 or if such parties shall merge, liquidate or dissolve in accordance with Section 8.7); or (b) any Person, or two or more Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of, or the power to exercise, directly or indirectly, effective control for any purpose over, Voting Stock of Group (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Group; or (c) so long as the Term Loan Credit Agreement is in effect or any Term Loans are outstanding and the Term Agent has a Lien on any of the Collateral (as defined in the U.S. Facility), any “Change of Control” as defined in the Term Loan Credit Agreement.
“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Stock which is not otherwise Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Stock which is not otherwise Disqualified Stock), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, with respect to clauses (a) through (c), prior to the date that is 91 days after the Revolving Loan Maturity Date (as defined in the U.S. Facility).
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 17, 2011, between the Administrative Agent, the Collateral Agent and the Term Agent and acknowledged by Group, the U.S. Borrower and the other Loan Parties party thereto from time to time, as amended, restated, supplemented, replaced or otherwise modified from time to time.
“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) consolidated Financial Covenant Debt of such Person and its Subsidiaries outstanding as of such date minus the aggregate amount of cash and Cash Equivalents held by such Person and its Subsidiaries to the extent that such cash and Cash Equivalents are held in a Deposit Account or a Securities Account over which the Collateral Agent has a perfected first priority Lien for the benefit of the Secured Parties to (b) EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.
“Loan Documents” means, collectively, this Agreement, the Guaranty, the U.S. Loan Party Canadian Facility Guaranty, each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Intercreditor Agreement and each certificate, agreement or document executed by a Loan Party and delivered to any Facility Agent or any Lender in connection with or pursuant to any of the foregoing (it being understood and agreed that as a matter of clarification the U.S. Facility is not a Loan Document).

“Term Agent” means JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent for the Term Lenders, and its successors and assigns in either such capacity from time to time.
“Term Lenders” means the lenders party from time to time to the Term Loan Credit Agreement.
“Term Loan Credit Agreement” means that certain Term Loan Agreement, dated as of the Term Loan Effective Date, among Group, the U.S. Borrower, Calvin Klein Jeanswear Company, Warnaco Swimwear Products Inc., the lenders party thereto from time to time and the Term Agent, as the same may be amended, modified, supplemented, extended, refinanced or replaced from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement.
“Term Loan Documents” means, collectively, the Term Loan Credit Agreement and all other documents, instruments and agreements executed and delivered with respect to or in connection with the Term Loan Credit Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement.
“Term Loan Effective Date” means the date, on or about June 17, 2011, of the execution and delivery of the initial Term Loan Credit Agreement by the initial parties thereto.
“Term Loans” means loans made pursuant to the Term Loan Credit Agreement.
“Term Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
2.2 Section 1.1 of the Credit Agreement is hereby further amended by deleting the following defined terms: “Senior Note Indenture”, “Senior Note Indenture Trustee”, “Senior Noteholders”, “Senior Note Documents” and “Senior Notes”.

2.3 Section 1.1 of the Credit Agreement is hereby further amended by amending and restating clause (a)(i)(C) of the definition of “Mortgage Supporting Documents” to read as follows:
(C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid perfected Lien on such parcel of Real Property having at least the priorities described in Section 4.20 of this Agreement and the Collateral Documents, free and clear of all defects and encumbrances, except for (A) Liens permitted under Section 8.2 and (B) such other Liens as the Administrative Agent may reasonably approve,
2.4 Section 1.1 of the Credit Agreement is further amended by adding the parenthetical “(and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other federal, foreign, state or provincial debtor relief or insolvency proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding)” to the definition of “Obligations” immediately following the phrase “now existing or hereafter arising and however acquired” appearing in such definition.
2.5 Section 1.1 of the Credit Agreement is further amended by amending and restating clause (v) of the definition of “Permitted Acquisition” to read as follows:
(v) the Warnaco Entity making such Proposed Acquisition and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under (x) Section 7.11 within 30 days (or with respect to any Material Owned Real Property, as provided in Section 7.13) of the closing of such Proposed Acquisition (or such longer time as may be agreed by the Administrative Agent in its sole discretion), and (y) Section 7.13 within the time frames set forth in such section.
2.6 Section 4.2(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(d) For so long as the Term Loan Credit Agreement is in effect, each borrowing, issuance of a letter of credit and other financial accommodation made hereunder or under the U.S. Facility (each a “Credit Event”) constitutes a representation and warranty by each of Group and the Borrower that as of the date of such Credit Event, such Credit Event does not result in a violation of the indebtedness negative covenant in the Term Loan Credit Agreement.
2.7 Section 4.3(b) of the Credit Agreement is hereby amended by (i) adding the phrase “and those permitted under Section 8.2(l)” immediately preceding the period at the end of the second sentence thereof, (ii) adding the parenthetical “(other than Group)” immediately following “Warnaco Entity” in the third sentence thereof and (iii) adding the phrase “and the Term Loan Documents” immediately preceding the period at the end of the fourth sentence thereof.
2.8 Section 4.8(b) of the Credit Agreement is hereby amended by deleting the phrase “filing of any Tax Return or the assessment or” appearing in clause (i) thereof.

2.9 Section 4.20 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 4.20 Perfection of Security Interests in the Collateral. The Collateral Documents create valid Liens on the Collateral purported to be covered thereby, which Liens are perfected Liens and prior to all other Liens (other than Customary Permitted Liens and Liens securing Indebtedness in respect of purchase money obligations and Capital Lease obligations permitted under Section 8.2, in each case, having priority over such Liens), except, in the case of Liens granted by the U.S. Loan Parties, as set forth in the Intercreditor Agreement.
2.10 Section 6.1(b) of the Credit Agreement is hereby amended by deleting “and consolidating” in each instance where it appears.
2.11 Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 6.5 Notices under Term Loan Documents. Promptly after the sending or filing thereof (and to the extent the substance of which has not previously been or is not concurrently being provided in writing to the Administrative Agent), Group shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Term Loan Document.
2.12 Section 7.11 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:
It is understood and agreed that, with respect to any treasury shares of Group, the Collateral Agent does not intend to take a security interest in any such treasury shares of Group, and any and all treasury shares of Group shall not be subject to the restrictions set forth in Section 8.2 and Section 8.4 hereunder. The parties agree that all treasury shares of Group shall constitute Excluded Property as defined in the Pledge and Security Agreement (as defined in the U.S. Facility).
2.13 Section 7.13(c)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a mortgage on such Material Owned Real Property having at least the priorities described in Section 4.20 of this Agreement;
2.14 Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 7.14 [Intentionally Omitted].

2.15 Section 8.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) the Term Loans in an aggregate outstanding principal amount not to exceed U.S.$200,000,000 plus all additional amounts permitted to be borrowed pursuant to Section 2.5 of the Term Loan Credit Agreement as such section and defined terms relevant to Section 2.5(a)(E) are in effect on the Term Loan Effective Date; provided that the Term Loans may not be guaranteed by any Canadian Subsidiary or by any other Warnaco Entity that is not guaranteeing the Obligations (as defined in the U.S. Facility);
2.16 Section 8.1(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(f) Renewals, extensions, refinancings, exchanges and refundings of Indebtedness permitted by clauses (b), (c) and (e) of this Section 8.1; provided, however, that (A) any such renewal, extension, refinancing, exchange or refunding is in an aggregate principal amount not greater than the principal amount of, and, other than a renewal, extension, refinancing, exchange or refunding of Indebtedness permitted by clause (b) above, is on terms not materially less favorable to the Warnaco Entity obligated thereunder (as reasonably determined by a Responsible Officer of such Warnaco Entity) (other than with respect to interest rates and other pricing, all of which shall be market rates as reasonably determined by a Responsible Officer of such Warnaco Entity), including as to weighted average maturity and final maturity, than, the Indebtedness being renewed, extended, refinanced, exchanged or refunded, and (B) additionally with respect to any renewal, extension, refinancing, exchange or refunding of Indebtedness under the Term Loan Documents, such renewal, extension, refinancing, exchange or refunding (i) is not guaranteed by any Canadian Subsidiary or by any other Warnaco Entity that is not guaranteeing the Obligations (as defined in the U.S. Facility), (ii) has a Weighted Average Life to Maturity, calculated as of the date of such renewal, extension, refinancing, exchange or refunding, that exceeds the sum of (1) the remaining scheduled term of the U.S. Facility as of such date plus (2) six months, (iii) matures at least six months after the Revolving Loan Maturity Date (as defined in the U.S. Facility), and (iv) is subject to the Intercreditor Agreement;
2.17 Section 8.1(g) of the Credit Agreement is hereby amended by adding the following proviso at the end thereof:
provided further that no such Indebtedness shall be incurred in connection with the Term Loans;
2.18 Section 8.1(n) of the Credit Agreement is hereby amended by replacing “U.S.$50,000,000” appearing therein with “U.S.$75,000,000”.

2.19 Section 8.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) Liens granted by a Foreign Subsidiary of Group (other than a Canadian Loan Party) securing the Indebtedness permitted under Section 8.1(g), which Liens for the avoidance of doubt shall not secure any Indebtedness under the Term Loan Credit Agreement;
2.20 Section 8.2 of the Credit Agreement is hereby further amended by (i) deleting the word “and” immediately following clause (j) thereof, (ii) deleting the period at the end of clause (k) thereof and substituting therefor “; and” and (iii) adding the following clause (l) thereto:
(l) Liens granted by the U.S. Loan Parties pursuant to the Term Loan Documents, subject in each case to the terms of the Intercreditor Agreement.
2.21 Section 8.4(b) of the Credit Agreement is hereby amended by amending and restating clauses (ii), (iii) and (v) thereof in their entirety to read as follows:
(ii) if any such asset constitutes ABL Priority Collateral (or, in the case of a sale of any or all of the Stock of a Subsidiary, if any asset of such Subsidiary constitutes ABL Priority Collateral) no less than 100% of the purchase price for such asset (or, in the case of a sale of any or all of the Stock of a Subsidiary that owns any ABL Priority Collateral at the time of such sale, of the portion of the purchase price for such Stock reasonably allocated to such ABL Priority Collateral) shall be paid in cash, and in all other cases, no less than 75% of the purchase price for such asset shall be paid in cash and the remaining amount paid in notes receivable (provided that in the case of any Asset Sale consummated when no Loan or Loans or unreimbursed amounts in respect of drawn Letters of Credit are outstanding (Loan, Loans and Letters of Credit being used in this proviso as defined in each of this Agreement and the U.S. Facility), 50% of the purchase price for such asset (or, in the case of a sale of any or all of the Stock of a Subsidiary that owns any ABL Priority Collateral at the time of such sale, of the portion of the purchase price for such Stock reasonably allocated to such ABL Priority Collateral) may be paid in cash and the remaining amount paid in notes receivable) (which notes receivable, if relating to the sale of any ABL Priority Collateral or of any or all of the Stock of a Subsidiary that owns any ABL Priority Collateral at the time of such sale, shall be in form and substance reasonably satisfactory to the Administrative Agent), (iii) neither the seller of such assets nor any of its Affiliates shall have any subsequent payment obligations in respect of such sale, other than customary indemnity obligations,
(v) in the case of a sale of assets by a U.S. Loan Party, Section 8.4(b)(v) and (vi) of the U.S. Facility shall have been complied with and

2.22 Section 8.5 of the Credit Agreement is hereby amended by (i) deleting the word “and” immediately following clause (c) thereof, (ii) inserting the word “and” immediately following the semicolon at the end of clause (d) thereof and (iii) adding the following clause (e) thereto:
(e) other dividends and distributions on the Stock of Group and other redemptions, repurchases or other acquisitions of the Stock of Group in an aggregate amount not to exceed the principal amount of Indebtedness incurred pursuant to Section 8.1(b) and the corresponding dividends to Group not earlier than ten days prior to the related dividend, distribution, redemption, repurchase or other acquisition not exceeding in the aggregate such principal amount; provided that no Event of Default exists at the time of any such dividend, distribution, redemption, repurchase or other acquisition or the corresponding dividend or would result therefrom;
2.23 Section 8.6(b) of the Credit Agreement is hereby amended by amending and restating clauses (v), (vi) and (vii) thereof in their entirety and by adding a new clause (viii) to the end thereof, all of which to read as follows:
(v) repay Term Loans using then available Cash on Hand in an aggregate amount not to exceed U.S.$10,000,000, (vi) renew, extend, refinance, exchange and refund Indebtedness, as long as such renewal, extension, refinancing, exchange or refunding is permitted under Section 8.1(f) (in the case of Indebtedness under any of clauses (b), (c) or (e) of Section 8.1) or permitted under other clauses of Section 8.1 (in the case of any other Indebtedness permitted under Section 8.1), (vii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness of any Warnaco Entity so long as (A) no Default or Event of Default shall have occurred and be continuing at the time of any such prepayment, redemption, purchase, defeasance or satisfaction or after giving effect thereto, (B) the Fixed Charge Coverage Ratio for Group shall be at least 1.1 to 1.0 for the most recent four Fiscal Quarter period for which Financial Statements have been delivered pursuant to Section 6.1 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction (as if such prepayment, redemption, purchase, defeasance or satisfaction had been made on the first day of such period), (C) (i) on the date of such prepayment, redemption, purchase, defeasance or satisfaction on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or satisfaction, Available Credit is at least 25% of the Aggregate Borrowing Limit on such date and additionally, if a Canadian Loan Party is making such prepayment, redemption, purchase, defeasance or satisfaction, Available Canadian Credit is at least 10% of the lesser of (x) the Revolving Credit Commitments in effect at such time and (y) the Borrowing Base on such date and (ii) for the 30 consecutive day period prior to the date of such prepayment, redemption, purchase, defeasance or satisfaction (pro forma as if such prepayment, redemption, purchase, defeasance or satisfaction occurred on the first day of such 30 consecutive day period), average Available Credit is at least 25% of the Aggregate Borrowing Limit on such date and additionally, if a Canadian Loan Party is making such prepayment, redemption, purchase, defeasance or satisfaction, average Available Canadian Credit is at least 10% of the lesser of (x) the Revolving Credit Commitments in effect on such date and (y) the Borrowing Base at such time and (D) prior to such prepayment, redemption, purchase, defeasance or satisfaction, Group has delivered to the Administrative Agent a certificate executed by a Responsible Officer of Group certifying the satisfaction of the requirements under this clause (vii) with respect to such prepayment, redemption, purchase, defeasance or satisfaction and setting forth in reasonable detail the calculation of such Fixed Charge Coverage Ratio, Available Credit and, if applicable, Available Canadian Credit and (viii) convert or exchange Indebtedness into Stock of Group other than Disqualified Stock of Group.
2.24 Section 8.10 of the Credit Agreement is hereby amended by amending and restating the introductory paragraph thereof in its entirety to read as follows:
Section 8.10 Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than (x) pursuant to the Loan Documents, the Term Loan Documents, the U.S. Facility, the documents governing any Indebtedness permitted under Section 8.1(g), any agreements governing any purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(e) or any renewal, extension, refinancing, exchange or refunding of any such Indebtedness or Capital Lease Obligations permitted under Section 8.1(f) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or any agreement governing any renewal, extension, refinancing, exchange or refunding of the Term Loans permitted under Section 8.1(f), (y) any restrictions consisting of customary non-assignment provisions that are entered into in the ordinary course of business consistent with prior practice to the extent that such provisions restrict the transfer or assignment of such contract or (z) with respect to any asset that is subject to a contract of sale permitted by Section 8.4 or which contract acknowledges that a waiver under Section 8.4 is necessary, each of Group and the Borrower will not, and will not permit any of its respective Subsidiaries to:
2.25 Section 8.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 8.13 Modification of Debt Agreements. Neither Group nor the Borrower shall, nor shall they permit any of their respective Subsidiaries to, change or amend the terms of any of the Term Loan Documents (or any indenture, agreement or other material document entered into in connection therewith) if the effect of such change or amendment is to (w) increase (or permit the increase in) the aggregate principal amount of the Term Loans beyond the amount permitted under Section 8.1(b) or (x) change the final maturity date of any of the Term Loans to a date that is less than six months after the Revolving Loan Maturity Date (as defined in the U.S. Facility) or (y) cause the Weighted Average Life to Maturity of the Term Loans (or any class thereof), calculated as of the effective date of such change or amendment, to be less than the sum of (1) the remaining scheduled term of the U.S. Facility as of such date plus (2) six months or (z) contravene any of the terms of the Intercreditor Agreement.

2.26 Section 9.1(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(d) (i) any Warnaco Entity shall fail to make any payment on (x) so long as the Term Agent has a Lien on any of the Collateral (as defined in the U.S. Facility), any Indebtedness under any of the Term Loan Documents or (y) any Indebtedness (other than the Obligations, but including any Indebtedness under any of the Term Loan Documents) of any Warnaco Entity (or any Guaranty Obligation in respect of Indebtedness of any other Person) having a U.S. Dollar Equivalent principal amount of U.S.$25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) beyond any applicable grace periods; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness referenced in clause (i), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness referenced in clause (i); or (iii) any such Indebtedness referenced in clause (i) shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment or, in connection with the Term Loans, a provision requiring a prepayment in the event of the receipt by a Warnaco Entity of proceeds of an Asset Sale or casualty loss of property (other than ABL Priority Collateral), an equity issuance by Group or a debt issuance not permitted hereunder or from excess cash flow), prior to the stated maturity thereof; or
2.27 Section 9.1(g) of the Credit Agreement is hereby amended by inserting the following language immediately preceding the semicolon and the end thereof:
, or the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Term Agent, any Term Lender or any other holder of Indebtedness under the Term Loan Documents
2.28 Sections 11.8(a)(iv) and (v) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
(iv)
if to the Administrative Agent:

Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention: Business Capital -
                 Account Executive
Email: seth.tyminski@baml.com
Telecopy No.: (646) 556-0260

with a copy to:
Bank of America, N.A.
CityPlace I, 35th Floor
CT2-500-35-02
185 Asylum Street
Hartford, CT 06103
Attention: Legal Department
Email: timothy.clarke@bankofamerica.com
and
(v)	if to the Collateral Agent:
Bank of America, N.A.
335 Madison Avenue
New York, New York 10017
Attention: Business Capital -
                 Account Executive
Email: seth.tyminski@baml.com
Telecopy No.: (646) 556-0260
with a copy to:
Bank of America, N.A.
CityPlace I, 35th Floor
CT2-500-35-02
185 Asylum Street
Hartford, CT 06103
Attention: Legal Department
Email: timothy.clarke@bankofamerica.com
2.29 Section 11.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 11.16 Intercreditor Agreement. Each Secured Party hereby grants to each of the Facility Agents all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement (including any Intercreditor Agreement entered into in connection with any renewal, extension, refinancing, exchange or refunding of the Term Loans permitted hereunder) and to bind the Secured Parties thereto by the Facility Agents’ entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any of the Secured Parties is or will be required in connection with the performance of the Intercreditor Agreement (including any Intercreditor Agreement entered into in connection with any renewal, extension, refinancing, exchange or refunding of the Term Loans permitted hereunder), including, if required by the Intercreditor Agreement, amending any Collateral Documents (as defined in the U.S. Facility) to include a legend referencing the Intercreditor Agreement, and all actions taken by each Facility Agent under or pursuant to the

Intercreditor Agreement (including any Intercreditor Agreement entered into in connection with any renewal, extension, refinancing, exchange or refunding of the Term Loans permitted hereunder) shall be binding upon each Secured Party as if it were a direct signatory to the Intercreditor Agreement (including any Intercreditor Agreement entered into in connection with any renewal, extension, refinancing, exchange or refunding of the Term Loans permitted hereunder). Each Secured Party hereby acknowledges that, pursuant to the Intercreditor Agreement, the Collateral Agent’s Lien, for the benefit of the Secured Parties, in certain of the Collateral securing the Secured Obligations, referred to in the Intercreditor Agreement as the Term Priority Collateral, will be subordinated to the Lien of the Term Agent in such Term Priority Collateral.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:
(a) the priority of the Liens and security interests granted by the U.S. Loan Parties to the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents (as defined in the U.S. Facility), including any Mortgage, and the exercise of any right or remedy related to any Collateral granted thereunder shall be subject, in each case, to the terms of the Intercreditor Agreement; and
(b) in the event of a conflict between the express terms of any Collateral Document (as defined in the U.S. Facility) entered into by a U.S. Loan Party, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control.
No Loan Party shall have or be entitled to assert any rights or benefits under the Intercreditor Agreement or this Section 11.16.
SECTION 3. WAIVER. The Lenders hereby waive all existing defaults solely with respect to any failure to deliver prior to the date hereof (i) consolidating balance sheets or consolidating statements of income as required by Section 6.1(b) of the Credit Agreement, (ii) summaries of outstanding balances of intercompany Indebtedness as required by Section 6.1(f) of the Credit Agreement and (iii) reports with respect to insurance coverage and the insurance broker’s statement as required by Section 6.9 of the Credit Agreement, including, in each case, any cross-defaults arising under Section 9.1(d) of the Credit Agreement with respect the existence of the same default under the U.S. Facility.
SECTION 4. AMENDMENT TO PLEDGE AND SECURITY AGREEMENT. Each Lender party hereto hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by an amendment to the Pledge and Security Agreement (as defined in the U.S. Facility) to reflect the transactions contemplated by the Intercreditor Agreement and this Amendment and to bind the Secured Parties thereto by the Collateral Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any of the Secured Parties is or will be required in connection with the performance of the Pledge and Security Agreement as amended by such amendment. Each Lender party hereto further authorizes the Collateral Agent to deliver to the Term Agent any and all Term Priority Collateral in its possession, including without limitation, instruments, stock certificates, and transfer powers that are required to be delivered to the Term Agent pursuant to the Term Loan Documents with respect to Term Priority Collateral.

SECTION 5. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and the Guarantors represents and warrants, as of the Effective Date (as defined below) after giving effect to this Amendment, as follows (which representations and warranties shall survive the execution and delivery of this Amendment):
5.1 all representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Effective Date (except to the extent that such representations or warranties expressly related to a specified prior date, in which case such representations and warranties shall be true and correct in all material respects as of such specified prior date);
5.2 the execution, delivery and performance by each Loan Party of this Amendment (i) are within such Loan Party’s corporate, limited liability, partnership or other powers, (ii) have been duly authorized by all necessary corporate, limited liability or partnership, as the case may be, action, including the consent of shareholders, partners and members where required, (iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in a breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries and (iv) do not require the consent of, authorization by, approval of, notice to or filing or registration with, any Governmental Authority or any other Person, other than those obtained or made;
5.3 this Amendment has been duly executed and delivered by each Loan Party and is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms; and
5.4 there exists no Default or Event of Default.
SECTION 6. EFFECTIVENESS. This Amendment shall become effective upon the date (such date, the “Effective Date”) that the following conditions precedent have been satisfied, as determined in the Administrative Agent’s sole discretion:
6.1 The Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:
6.1.1 counterparts hereof duly executed and delivered by the Borrower, the Guarantors, Lenders constituting Requisite Lenders, the Collateral Agent and the Administrative Agent;

6.1.2 a fee letter, in form and substance satisfactory to the Administrative Agent, duly executed and delivered by the U.S. Borrower, and the payment of all of the fees payable thereunder;
6.1.3 the Intercreditor Agreement, in form and substance reasonably satisfactory to the Facility Agents, duly executed and delivered by all parties thereto; and
6.1.4 duly executed copies of each of the Term Loan Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
6.2 As of the Effective Date, Available Credit shall be not less than U.S.$75,000,000 (after giving effect to the borrowings, issuances of letters of credit and financial accommodations hereunder and under the U.S. Facility, if any, in each instance, requested or deemed requested to be made on the Effective Date and any payments or prepayments made under the Credit Agreement or the U.S. Facility on the Effective Date); and
6.3 There shall have been paid all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) due and payable on or before the Effective Date.
SECTION 7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Amendment by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all parties shall be lodged with the Borrower and the Administrative Agent.
SECTION 8. REFERENCES TO CREDIT AGREEMENT. From and after the effectiveness of this Amendment and the amendments contemplated hereby, all references in the Credit Agreement to “this Agreement”, “hereof”, “herein”, and similar terms shall mean and refer to the Credit Agreement, as amended and modified by this Amendment, and all references in other documents to the Credit Agreement shall mean such agreement as amended and modified by this Amendment.
SECTION 9. GOVERNING LAW. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the internal law of the Province of Ontario, Canada.

SECTION 10. RATIFICATION AND CONFIRMATION. The Credit Agreement and each of the other Loan Documents is hereby ratified and confirmed and, except as herein agreed, remains in full force and effect. The amendments and waiver contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower or any other Loan Party that would require the waiver or consent of any of the Lenders. Each of the Borrower and the Guarantors hereby ratifies (i) its obligations and liabilities under the Credit Agreement and other Loan Documents (including, without limitation, its Secured Obligations) and (ii) its grant of a security interest in the Collateral in which it has an interest to secure the payment of the Obligations.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Warnaco of Canada Company, as Borrower

By:	/s/ Stanley P. Silverstein

	Name:	Stanley P. Silverstein
Title:

The Warnaco Group, Inc., as Group

By:	/s/ Jay Dubiner

	Name:	Jay Dubiner
	Title:	Senior Vice President, General Counsel and Secretary

Warnaco Inc., as Guarantor

By:	/s/ Jay Dubiner

	Name:	Jay Dubiner
	Title:	Senior Vice President, General Counsel and Secretary

Authentic Fitness On-Line, Inc.
Calvin Klein Jeanswear Company
CCC Acquisition Corp.
Ckj Holdings, Inc.
Designer Holdings Ltd.
Ocean Pacific Apparel Corp.
Warnaco Puerto Rico, Inc.
Warnaco Retail Inc.
Warnaco Swimwear Inc.
Warnaco Swimwear Products Inc.
Cku.Com Inc.
Warnaco U.S., Inc., as Guarantors

By:	/s/ Stanley P. Silverstein

	Name:	Stanley P. Silverstein
	Title:	President and Secretary

4278941 Canada Inc., as Guarantor

By:	/s/ Stanley P. Silverstein

	Name:	Stanley P. Silverstein
Title:
[SIGNATURE PAGE TO CANADIAN AMENDMENT NO. 1]

Bank of America, N.A. (acting through its Canada Branch),
as Administrative Agent and Collateral Agent

By:	/s/ Medina Sales de Andrade

	Name:	Medina Sales de Andrade
	Title:	Vice President

Lenders

Bank of America, N.A.

By:	/s/ Medina Sales de Andrade

	Name:	Medina Sales de Andrade
	Title:	Vice President

Deutsche Bank AG, Canada Branch

By:	/s/ Paul M. Jurist

	Name:	Paul M. Jurist
	Title:	Chief Country Officer

By:	/s/ Marcellus Leung

	Name:	Marcellus Leung
	Title:	Assistant Vice President

The Bank of Nova Scotia

By:	/s/ David Mahmood

	Name:	David Mahmood
	Title:	Managing Director
[SIGNATURE PAGE TO CANADIAN AMENDMENT NO. 1]